                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


        Information to be Included in Statements Filed Pursuant to Rules 13d-1(b)(c), and (d) and Amendments thereto filed pursuant to Rules 13d-2(b)
                           (Amendment No.         ) (1)

                              SHOWCASE CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  82539 P 10 2
                                 (CUSIP Number)

                                  MARCH 2, 2000
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

               Rule 13d-1(b)
          ----
            X  Rule 13d-1(c)
          ----
               Rule 13d-1(d)
          ----

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82539 P 10 2                 13G                     Page 2 of 6 Pages

-------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Wayne William Mills
-------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) |_|
                                                                      (b) |_|
-----------------------------------------------------------------------------
3          SEC USE ONLY


------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
-------------------------------------------------------------------------------
5                                             SOLE VOTING POWER

                                              800,000
              NUMBER OF         -----------------------------------------------
               SHARES              6          SHARED VOTING POWER
            BENEFICIALLY
              OWNED BY                        0
                EACH            -----------------------------------------------
              REPORTING            7          SOLE DISPOSITIVE POWER
               PERSON
                WITH                          800,000
                                -----------------------------------------------
                                   8          SHARED DISPOSITIVE POWER

                                              0
-------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           800,000
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
              X
             ---
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              7.6%
-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 pages

Item 1.

         (a)      Name of Issuer:

                  ShowCase Corporation

         (b)      Address of Issuer's Principal Executive Office:

                  4115 Highway 52 N., Suite 300, Rochester, MN  55901
Item 2.

         (a)      Name of Person Filing:

                  Wayne William Mills

         (b)      Address of Principal Business Office:

                  The Colonnade, Suite 290, 5500 Wayzata Boulevard, Golden Valley, MN 55436


         (c)      Citizenship:

                  United States

         (d)      Title of Class of Securities:

                  Common Stock, $.01 par value

         (e)      CUSIP Number:
                  82539 P 10 2


Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                 Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

Item 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)    Amount beneficially owned:
                  800,000

           (b)    Percent of Class:

                  7.6%

           (c)    Number of Shares as to Which Such Person Has:
                  (i)         sole power to vote or direct the vote:
                              800,000

                  (ii)        shared power to vote or direct the vote:
                              0

                  (iii)       sole power to dispose or direct the disposition
                              of:
                              800,000

                  (iv)        shared power to dispose or to direct the
                              disposition of:
                              0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10.  Certifications.

         (a)      Not applicable.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Material to be filed as Exhibits
         Exhibit A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 10, 2000



                             By: /s/ Wayne W. Mills
                                ----------------------------------
                                 Wayne W. Mills

                                    EXHIBIT A


                            To Form 13G (Individual)

The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group".


Record Owner's Relationship          Record Owner's             Number
To Reporting Person                  Type of Ownership          of Shares
-------------------                  -----------------          ---------

Shares held by spouse                Indirect                   50,000

These shares are not reported in Item 4(a) and are noted here for information only.